                                 Exhibit 11.1

                              SODAK GAMING, INC.

               CALCULATION OF EARNINGS PER SHARE OF COMMON STOCK


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
                                           YEAR ENDED            YEAR ENDED           YEAR ENDED
                                         DECEMBER 31, 1994    DECEMBER 31, 1995    DECEMBER 31, 1996
                                         -----------------------------------------------------------
     SHARES OUTSTANDING

          Weighted average common
            shares outstanding                  22,716,932               22,722,276         22,757,688

          Adjustment for common
            stock equivalents                        3,868                   50,042            208,252
                                          -------------------------------------------------------------
          Weighted average number of
            common and common equivalent
            shares outstanding                  22,720,800               22,772,318         22,965,940
                                          ============================================================

     NET EARNINGS                              $ 9,897,122              $12,893,341        $13,232,628
                                          ============================================================

     EARNINGS PER SHARE                        $      0.44              $      0.57        $      0.58
                                          ============================================================

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